Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( ) Preliminary Proxy Statement
(x) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
                  Westmoreland Coal Company
              (Name of Registrant as Specified in its Charter)
                   Philip D. Weinstock
               (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
(x) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3).
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4) Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:
WESTMORELAND COAL COMPANY
700 The Bellevue
200 South Broad Street
Philadelphia, Pennsylvania  19102



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders:

The annual meeting of shareholders of Westmoreland Coal Company will be held at Hotel Atop The Bellevue, 19th Floor, The Rose Garden, Broad and Walnut Streets, 1415 Chancellor Court, Philadelphia, Pennsylvania, on Monday, June 6, 1994 at 10:00 a.m. Philadelphia time, to:

1.   Elect a Board of Directors for the ensuing year; and

2. Transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 27, 1994 will be entitled to notice of and to vote at the meeting. The proxy materials will be mailed to such shareholders on or about April 29, 1994.


PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.


                                        Philip D. Weinstock
                                        Secretary


                                        April 29, 1994


WESTMORELAND COAL COMPANY
700 The Bellevue
200 South Broad Street
Philadelphia, Pennsylvania  19102

                                        April 29, 1994

PROXY STATEMENT

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company ("Company") for use at the annual meeting of shareholders to be held on June 6, 1994. The proxy may be revoked by a shareholder at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone.

Shareholders of record at the close of business on April 27, 1994 (the "record date") will be entitled to vote at the meeting. On the record date, the Company had outstanding 6,955,477 shares of common stock with a par value of $2.50 each and 2,300,000 depositary shares (each of which represents one quarter of a share of Series A convertible exchangeable preferred stock with a par value of $1.00 each). The common stock and the depositary shares constitute all of the Company's voting securities. Each outstanding share will entitle the holder to one vote on all business of the meeting.

Share Ownership

Except as set forth in the following table, no person or entity known to the Company beneficially owned more than 5% of the Company's voting securities as of December 31, 1993:

             Number of Shares and Nature of Beneficial Ownership (1)
Name and
Address of                        Percentage of            Percentage of
Beneficial           Common       Common      Depositary   Depositary
Owner                Stock        Stock       Shares       Shares

Penn Virginia        1,754,411(2) 25.2%
Equities Corp.
800 The Bellevue
200 S. Broad St.
Philadelphia, PA
19102

Norwest Corp                                  273,600 (3)  11.9%
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota
55479

Mellon Bank Corp.      463,000 (4)  6.7%
Mellon Bank Center
Pittsburgh, PA
15258

(1) Based on information as of December 31, 1993 contained in filings made with the Securities and Exchange Commission ("Commission") or furnished to the Company by the respective shareholders. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(2) Penn Virginia Equities Corporation is a wholly-owned subsidiary of Penn Virginia Corporation ("Penn Virginia"). Lennox K. Black, a director of the Company, is Chairman of the Board and Chief Executive Officer of Penn Virginia. (See "Transactions with Other Companies" below.)

(3) According to its Schedule 13G dated February 4, 1994 and filed with the Commission, Norwest Corporation ("Norwest") reported that, acting in a fiduciary or representative capacity and held in a number of separate accounts through its subsidiaries, Norwest Colorado, Inc. and Norwest Bank Colorado, National Association, it was deemed to own 273,600 depositary shares. Norwest further reported that it had sole voting power over 220,300 shares, shared voting power over 4,000 shares and sole dispositive power over 271,100 shares.

(4) The shares are held in a number of separate accounts by Mellon Bank Corporation ("Mellon") through its wholly-owned subsidiaries, Mellon Bank, N.A. and Mellon Capital Management Corporation. Mellon reports that it has sole voting power with respect to 62,000 shares of common stock, and shared voting power with respect to 10,000 shares of common stock. In addition, Mellon is trustee of the Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "Plan"), which holds 387,425 shares of the Company's common stock (including 5,919 shares issuable upon conversion of 3,466 depositary shares).

Under the Plan, employees can direct voting of shares held in their accounts; in the absence of direction by employees, the trustee may vote such shares. Mellon further reports that it has sole dispositive power with respect to 62,000 shares of common stock, but has shared dispositive power with respect to 18,000 shares of common stock. The Schedule 13G filed by Mellon assumed that 1.708 shares of common stock are issuable upon conversion of each depositary share. Mr. Hutchinson, Chairman of the Board of the Company, is a director of Mellon Bank Corporation and Mellon Bank/PSFS.

The following table sets forth information as of February 25, 1994 concerning stock ownership of individual directors and named executive officers, and of the executive officers and directors of the Company as a group:

                                 Number of Shares and
                           Nature of Beneficial Ownership (1)

Names of Directors,                       Percentage
Named Executive            Common         of Common     Depositary
Officers and               Stock          Stock (2)     Shares (2)
Persons as a Group

Lennox K. Black     1,755,911 (3)(7)        25.2%          -
Brenton S. Halsey       6,692 (7)(9)         -             -
A. Linwood Holton       8,121 (7)(9)(10)(11) -             -
Pemberton Hutchinson   37,011 (4)(6)         -             -
William R. Klaus        6,786 (7)(9)         -             -
E. B. Leisenring, Jr.  38,662 (7)(8)         -             -
Christopher K. Seglem  17,591 (4)(6)         -             54 (5)
Edwin E. Tuttle         8,687 (7)            -             -
Ronald W. Stucki          153 (4)            -            142 (5)
Charles J. Brown, III  11,953 (4)(6)         -             -
Joseph W. Lee           9,890 (4)(6)         -             76 (5)
Theodore E. Worcester     721 (4)            -             -
Directors and
Executive Officers
of the Company
as a Group          1,927,200 (4)(6)(7)(9)  27.6%        365 (5)

(1) This information is based on information furnished to the Company by individual directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to the shares opposite their names.

(2) Percentages represent the percentage owned of the Company's common stock. Percentages of less than 1% are not reflected. No individual or group presented in the table held as much as 1% of the Company's depositary shares.

(3) Principally represents beneficial ownership by Penn Virginia Equities Corporation, a wholly-owned subsidiary of Penn Virginia of 1,754,411 shares, of which Mr. Black disclaims beneficial ownership in his individual capacity. This presentation is made solely because Mr. Black is also Penn Virginia's Chairman of the Board and Chief Executive Officer.

(4) Includes shares held by Mellon as trustee of the Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan vested as follows: Mr. Hutchinson-10,808, Mr. Seglem-4,143, Mr. Stucki-153, Mr. Brown-436, Mr. Lee-2,004 and Mr. Worcester-721; shares vested in the directors and executive officers as a group totalled 23,779. These shares are included in the 387,425 shares of common stock reported as beneficially owned by Mellon in footnote 4 on Page 2, supra.

(5) Represents shares held by Mellon as trustee of the Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan. These shares are included in the 3,466 depositary shares held by the Plan of the Company's depositary shares, as referred to in footnote 4 on Page 2, supra.

(6) Includes shares which may be purchased under the 1982 and 1985 Westmoreland Incentive Stock Option and Stock Appreciation Rights Plans as follows: Mr. Hutchinson-24,603, Mr. Seglem-13,448, Mr. Brown-11,512, and Mr. Lee-7,886; shares which may be purchased under these Plans for the group as a whole totalled 76,952.

(7) Includes shares which may be purchased under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors as follows: Messrs. Halsey, Holton, Klaus, Leisenring and Tuttle-3,000 each; Mr. Black-1,500; in total, 16,500.

(8) In addition, Mr. Leisenring's wife, children and grandchildren owned a total of 2,205 shares in which he disclaims beneficial ownership.

(9) Includes shares held under the Westmoreland Directors' Deferred Compensation Plan as follows: Mr. Halsey-2,152, Mr. Holton-3,797 and Mr. Klaus-1,837; 7,786 in total, which may not be voted.

(10) In addition, Mr. Holton's son owned 20 shares of Company common stock in which Mr. Holton disclaims beneficial ownership.

(11) Mr. Holton will not be eligible to stand for re-election, in accordance with the policy adopted by the Board of Directors in 1990 that no Director may stand for re-election at the annual meeting of shareholders following his 70th birthday.

ELECTION OF DIRECTORS

Nominees for Election to Board of Directors

The seven persons named in the following table, all of whom are now directors of the Company, have been designated as nominees for election to the Board for a one-year term. All of these directors were elected by the shareholders of the Company. The persons named in the proxy, who shall be appointed by shareholders as their agents to vote their shares of stock, intend to vote for the election of these nominees. Penn Virginia Corporation ("Penn Virginia"), under the terms of an Agreement dated July 9, 1992 by and among itself, Penn Virginia Equities Corporation and the Company, retains the right, under specified conditions, to designate no less than two persons to be included in the slate of nominees recommended by the Company's Board of Directors to the Company's shareholders for election as directors at each annual shareholders' meeting until July 9, 1994. Penn Virginia currently has designated only one such person, Lennox K. Black, for this shareholders' meeting. Each nominee has consented to being named and to serve if elected. If any should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.

A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees.

If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and voting on that particular matter, but will be considered present for purposes of determining whether a quorum exists at the meeting. The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and voting in the election of directors is required in the election of directors.

    Name            Business Experience   Age    Director  Committee
                    During Past Five              of the  Memberships (1)
                    Years and Other              Company
                    Directorships                 Since

Lennox K. Black     Chairman of the         64     1992    Executive;
                    Board and Chief                        Compensation
                    Executive Officer,                     and Benefits
                    Teleflex, Inc.,
                    equipment manufacturer
                    (since 1982); Chairman
                    of the Board and Chief
                    Executive Officer,
                    (effective May 1, 1992)

                    Director of Teleflex, Inc.
                    Chairman of the Board of
                    Penn Virginia Corp.
                    (effective May 1, 1992),
                    Director of The Pep Boys,
                    Quaker Chemical Corporation and
                    Envirite Corp.

Brenton S. Halsey   Retired Chairman        67     1977    Compensation
                    Emeritus(since July                    and Benefits
                    1992), Chairman
                    (through July 1, 1992),
                    Chairman and Chief
                    Executive Officer
                    (through Oct. 31, 1990),
                    James River Corp.,
                    manufacturer of consumer
                    products, food packaging
                    and printing papers

                    Director of First
                    Union Corp.

Pemberton           Chief Executive         63     1977    Executive
Hutchinson          Officer (January 1989
                    through June 1993);
                    Chairman of the
                    Board of the Company
                    (since January 1992);
                    President of the
                    Company (June 1981
                    through June 1992);

                    Director of Mellon Bank
                    Corp., Mellon Bank/PSFS,
                    Teleflex, Inc. and
                    The Pep Boys

William R. Klaus    Partner, Pepper,        68     1973    Executive;
                    Hamilton & Scheetz,                    Compensation
                    attorneys                              and
                                                           Benefits;
                    Director of First                      Audit
                    Fidelity Bank, N.A.

E. B.               Chairman of the         68     1952    Executive;
Leisenring, Jr.     Board of the Company                   Audit
                   (1978 through Jan. 1992);
                    Chairman of the Board
                    of Penn Virginia
                    Corp.(1978 through
                    April 1992)

                    Director of First Fidelity
                    Bank, N.A.,
                    SKF-USA Inc., Norfolk
                    Southern Corp. and
                    Chairman of the
                    Philadelphia
                    Contributionship

Christopher K.      Chief Executive         47     1992    Executive
Seglem              Officer of the Company
                    (since June 1993);
                    President of the
                    Company (since June
                    1992); Chief Operating
                    Officer of the Company
                    (June 1992 through
                    June 1993); Executive
                    Vice President of the
                    Company (Dec. 1990
                    through June 1992);
                    Senior Vice President
                    of the Company
                    (Nov. 1988 through
                    Dec. 1990); General
                    Counsel (Jan. 1988
                    through Dec. 1990) and
                    Secretary (Jan. 1988
                    through May 1990) of
                    the Company

Edwin E. Tuttle     Formerly Vice Chairman  67      1978    Executive;
                    of Elf Atochem                          Audit
                    North America, Inc.
                    (successor to Pennwalt
                    Corp.), a diversified
                    chemical company (1990);
                    Chairman and Chief
                    Executive Officer,
                    Pennwalt Corp.
                   (1978-1989)

                    Director of CoreStates
                    Bank, N.A. and
                    General Accident
                    Insurance Company
                    of America


(1)  See "Information About the Board and Committees" following.


Information About the Board and Committees

The Board of Directors held 14 meetings during 1993. Each director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees on which he served during the time he was in office.

The Audit Committee of the Board of Directors, composed of Messrs. Tuttle (chairman), Klaus and Leisenring, met three times during 1993. This Committee, which reports to the Board of Directors, reviews the adequacy of the Company's internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company's independent auditors the audit plan for the Company, the internal accounting controls, financial statements and management letter. It also recommends to the Board the selection of independent auditors for the Company.

The Compensation and Benefits Committee of the Board of Directors, composed of Messrs. Halsey (chairman), Holton, Klaus and Black, met three times during 1993. This Committee reviews the Company's and its subsidiaries' employee benefit programs and management compensation and it reports its recommendations to the Board of Directors.

The Executive Committee of the Board of Directors, composed of Messrs. Leisenring (chairman), Hutchinson, Tuttle, Klaus, Black and Seglem did not meet during 1993.

The Board of Directors does not have a standing  nominating committee.


Executive Compensation

The following table sets forth information for 1993, 1992 and 1991 as to all persons who held the position of Chief Executive Officer during 1993 and the other four most highly compensated executive officers at the end of 1993, whose total salary and bonus for 1993 exceeded $100,000.

SUMMARY COMPENSATION TABLE (4)(6)
                     Annual Compensation        Long Term
                                      Other     Compensation  All
Name and                              Annual    Stock Options Other
Principal                             Compen-   (# Common     Compen-
Positions     Year  Salary  Bonus(1)  sation(2)  Shares)      sation (3)
Pemberton
Hutchinson,   1993 268,546    0         0           0         12,792
Chief         1992 310,008    0         0         50,000      12,800
Executive     1991 310,008    0         0           0         12,703
(through
June 1993)
Officer
and Chairman
of the Board

Christopher   1993 270,504 175,621      0         52,000      12,792
K. Seglem,    1992 216,846    0         0         40,000       5,002
Chief	    1991 196,692    0         0            0         4,231
Executive
Officer
(June 1993
to the present)
and President

Ronald        1993  162,124 93,438   1,532        12,000        3,712
W. Stucki,    1992   97,688   0        0          20,000       26,067
Senior Vice   1991    -NA-  -NA-      -NA-         -NA-         -NA-
President
- - -Operations

Charles J     1993  157,677   0        0             0          1,526
Brown, III,   1992  157,668   0        0          25,000        1,571
President of  1991  150,156 12,344     0           5,371          718
Westmoreland
Energy, Inc. (5)

Joseph        1993  155,457 84,868     0          12,000        2,478
W. Lee,       1992  150,000   0        0          25,000        3,744
President     1991  134,804 11,144     0             0          3,166
of
Westmoreland
Coal Sales
Company, Inc.

Theodore      1993  143,568 81,083     0            12,000      3,385
E. Worcester, 1992  130,008   0        0            20,000      5,172
Senior Vice   1991  125,016   0        0              0        20,216
President
and General
Counsel

(1) The amounts presented in the bonus column for 1993 represent total bonuses earned for 1993 based on accomplishment of strategic objectives. Of the total amount for each individual, 20 percent will be paid in the second quarter of 1994. Payment of the remaining 80 percent will be deferred until the earliest to occur of (a) such year in which a profit is generated, (b) March 31, 1996 or (c) upon sale, merger or liquidation of the Company, provided that the individual is employed by the Company at the time the 80 percent would be paid, or if not employed, such employment was terminated by reason other than voluntary resignation or other than for discharge due to gross or willful misconduct.

(2) Other Annual Compensation represents the grossed-up amount reimbursed to Mr. Stucki in 1993 for the payment of taxes.

(3) All Other Compensation for the named executive officers in 1993 consisted of directors' fees and Company contributions to the 401(k) salary savings plan (the "Plan"). Messrs. Hutchinson and Seglem each received directors' fees of $8,450. Amounts contributed to the Plan during 1993 on behalf of the named executives included: Mr. Hutchinson- $4,342, Mr. Seglem-$4,342, Mr. Stucki-$3,712, Mr. Brown-$1,526, Mr. Lee-
$2,478 and Mr. Worcester-$3,385.

(4) The Company has an Executive Severance Policy, amended with the consent of the participants, which covers all of the executive officers named above and two other executive officers, and provides that in the event of termination of such person's employment with the Company or its subsidiaries for reasons set forth in the Policy, or from a change-in-control of the Company, as defined in the Policy, such executive officer will be entitled to a severance award. This award shall include an amount equal to twice the executive officer's annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amounts deferred) in that year or the annual average of the executive officer's most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance award will be paid in equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance in a lump sum cash distribution at the time of termination.

(5) Mr. Brown terminated employment as an executive officer of the Company in April 1994. The Company is currently in negotiations for a definitive purchase agreement for acquisition of its cogeneration operations. Mr. Brown would not be employed by a prospective purchaser on terms and conditions comparable to those of his current employment. Therefore, he was entitled to payment under his Severance Agreement with the Company. Pursuant to the terms of his Severance Agreement, he received a lump sum cash settlement in the amount of $500,276.

(6)  For further information regarding executive officers, see
"Transactions with Other Companies" below.

The following table presents information regarding options to purchase common shares granted to the named executive officers in 1993:

Option/SAR Grants in Last Fiscal Year
                                                            Potential
                                                           realizable
                  Individual Grants                           value
           Number of   Percent of    Exercise    Expiration
           Securities  total options or base     date         Grant Date
Name       Underlying  granted to    price                    Present
           Options     employees     per share                Value*
           Granted     in fiscal
                       year
Christopher   40,000    38.1%        $8.75      6/2/2001    $151,900
K. Seglem

Christopher   12,000    11.4%        $5.75     12/8/2001    $ 29,394
K. Seglem

Ronald        12,000    11.4%        $5.75     12/8/2001    $ 29,394
W. Stucki

Jospeh W. Lee 12,000    11.4%        $5.75     12/8/2001    $ 29,394

Theodore      12,000    11.4%        $5.75     12/8/2001    $ 29,394
E. Worcester

* This calculation was made using the Black - Scholes option pricing model. The model assumes: (a) an option term of 8 years, which represents the length of time between the grant date of options under the Company's incentive stock option plans and the expiration date of the options; (b) an interest rate that represents the zero-coupon Government Bond yield available on the grant date and maturing at the end of the option term; (c) stock volatility based on quarterly closing market prices for December 1988 through December 1993; and (d) a dividend yield which represents the quarterly dividends paid divided by the quarterly closing market prices, annualized for the 20 quarters from December 1988 through December 1993.

The following table presents information regarding the number of unexercised options to purchase common shares and the number of unexercised stock appreciation rights at December 31, 1993:

Aggregated Option/SAR Exercises In Last Fiscal Year
and FY-End Option/SAR Values
                   Number of                        Number of
                   Securities                       Securities
                   Underlying                       Underlying
                   Unexercised                      Unexercised
Name               Options at                       SARs at
                   December 31, 1993                December 31, 1993
           Exercisable   Unexercisable      Exercisable   Unexercisable
Pemberton
Hutchinson   24,603         50,000             -0-              -0-
Christopher
K. Seglem    13,448         92,000             -0-              -0-
Ronald W.
Stucki         -0-          32,000             -0-              -0-
Charles J.
Brown, III   11,512         25,000             -0-              -0-
Joseph
W. Lee        7,886         37,000            8,194             -0-
Theodore
E. Worcester   -0-          32,000             -0-              -0-

No member of the named executive officer group exercised any options or SARs during 1993. None of the options or SARs were in-the-money, as their exercise prices exceeded the stock market price of the Company's underlying common stock at year-end.

Retirement Plan

The Company sponsors a Retirement Plan (the "Plan") for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65.

In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee's average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus .5% of such average annual compensation in excess of the employee's pay used to determine Social Security retirement benefits ("covered compensation") for each year of service to a maximum of 30 years. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65.

No amounts are included in the salary compensation column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. Based on the most recent actuarial valuation, dated December 1, 1992, no contribution is required or permitted to this Plan for 1993, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially reduced basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts.

The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:
    Compensation         Annual Benefit for Years of Service Credited
                          10             20                30 or more
                       <c.
     $25,000           $ 3,034        $ 6,069                $ 9,103
      50,000             7,284         14,569                 21,853
     100,000            15,784         31,569                 47,353
     150,000            24,284         48,569                 72,853
     200,000            32,784         65,569                 98,353
     250,000            41,284         82,569                123,853
     300,000            49,784         99,569                149,353

Years of service credited under the Plan for the following individuals are: Mr. Hutchinson-31 years, Mr. Seglem-13 years, Mr. Stucki-13 years, Mr. Brown-6 years, Mr. Lee-19 years and Mr. Worcester-3 years.

The current compensation covered by the Plan for any named executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code.

The annual benefit presented in the above table reflects the inclusion of a Supplemental Executive Retirement Plan (the "SERP"), established by the Company, effective January 1, 1992, which currently covers all of the executive officers named above, and one other executive officer. Senior management and certain other key individuals shall be eligible to participate in the SERP.

To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. The SERP is a non-qualified plan which supplements the Retirement Plan by not being limited by Internal Revenue Code requirements on annual compensation that may be considered in determining a participant's annual benefit and the amount of annual benefit payable to the participant. Bonus amounts are included in a participant's compensation under the SERP, although excluded under the Retirement Plan. Benefits are payable out of the Company's general assets, and shall commence and be payable at the same time and in the same form as the Retirement Plan.

Compensation of Directors

Throughout 1993 the attendance fee for each director attending Board and committee meetings was $650 for directors and $750 for committee chairmen attending their respective committee meetings. The attendance fees paid to Messrs. Hutchinson and Seglem are included in the All Other
Compensation column of the Summary Compensation Table.

Throughout 1993, the annual retainer fee to each outside director was $15,000, of which $9,000 was paid in cash, and the $6,000 remaining could be used to purchase stock of the Company, or at the director's election could also be paid in cash.

Effective January 1, 1994, the attendance fee for the Chairman of the Board of Directors was increased from $650 to $1300.

Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. For the period January 1, 1994 to the Annual Meeting of
Shareholders in 1995, he has agreed to provide consulting services to the Board of Directors as the Company may request, for which he will receive $1,250 per month. Such services may include advice with respect to matters of corporate strategy and shareholder relationships.

Compensation Committee Interlocks and Insider Participation

Messrs. Halsey, Holton, Klaus and Black served on the Compensation and Benefits Committee during 1993. No member of this Committee was an officer or employee of the Company.

Mr. Hutchinson was Chief Executive Officer of the Company through May 31, 1993. Although Mr. Hutchinson is a director of Teleflex, Incorporated, of which Mr. Black is Chairman and Chief Executive Officer, Mr. Black was not elected to this Committee until June 2, 1993, subsequent to the date on which Mr. Hutchinson stepped down from his executive position with the Company.

Compensation & Benefits Committee Report on Executive Compensation

In determining the compensation for the Company's Chief Executive Officer for the year ended December 31, 1993, the Compensation & Benefits
Committee considered quantitative, qualitative and comparative factors.

Quantitative factors considered were (i) the creation and adoption of a strategic plan to restore the Company to profitability and provide for its long term viability and health, (ii) the negotiation of a mutually beneficial labor agreement with the United Mine Workers of America, without a strike, (iii) reduction of corporate overhead and improved structure and (iv) increased productivity and reduced costs in the Company's coal operations.

The qualitative factors considered included uncontrollable factors affecting the Company's performance, the Chief Executive Officer's knowledge of and experience with the Company's business operations, his leadership qualities affecting the Company's relationships with customers, suppliers, employees, collective bargaining organizations and the communities within which the Company has operations and his overall management abilities.

Comparative factors considered were compensation paid to chief executive officers of comparably sized companies, and particularly to those of companies in the coal industry.

With respect to the other named executive officers, the Committee considered the quantitative and comparative factors mentioned above, as well as the evaluations by Messrs. Seglem and Hutchinson of the officers' performances.

These factors were considered for purposes of determination of base salary and bonus. Mr. Hutchinson's base salary was not increased for 1993. When he stepped down from the position of Chief Executive Officer, effective May 31, 1993, he agreed to take a reduction in salary on an annualized basis, in line with the new and specialized duties he undertook. On assuming the position of Chief Executive Officer, effective June 1, 1993, Mr. Seglem's base salary was increased on an annualized basis to reflect his additional duties and responsibilities. Base salary increases were also granted to Messrs. Stucki, Lee and Worcester in 1993. The Company has a bonus program designed to compensate management for performance and results and to place a substantial portion of the total compensation package "at risk". The bonus program recognizes the critical and troubling circumstances within which the Company is currently operating, thereby requiring performance and results to be evaluated by strategic, rather than financial, criteria. No part of these bonuses is paid, if at all, sooner than the calendar year following the year of performance, and total bonuses awarded are included in compensation tables for the year of performance. Mr. Hutchinson was not awarded a bonus for 1993. Bonuses were awarded in 1994 for 1993 performance to Mr. Seglem (who under the program was eligible for a bonus of up to 70 percent of his base pay) and to other named executive officers (who were eligible for bonuses of up to 60 percent of their base pay). The award of bonuses for 1993 took into account that bonuses had not been awarded for 1992 or for 1991, except that Mr. Lee had been paid a bonus for the portion of 1991 prior to his election as an executive officer, and except that Mr. Brown was not a named executive officer in 1991. Of total bonuses awarded for 1993, only 20 percent will be paid in 1994, and payment of the remaining 80 percent will be deferred until the earliest to occur of certain events. (See Summary Compensation Table and footnote 1 thereto, supra.)

The Committee believes that stock options are an important feature of executive compensation. Stock option awards made to executive officers are designed to align the interests of management more closely with those of the shareholders of the Company by increasing stock ownership by management. The value of the stock options is directly tied to the value of a share of the Company's common stock. On June 2, 1993, the Committee awarded Mr. Seglem options to acquire 40,000 shares of the Company's common stock, and on December 8, 1993, it awarded options to acquire 12,000 shares of common stock to each of Messrs. Seglem, Stucki, Lee and Worcester, an aggregate of 48,000 options. The option exercise prices for the options granted on June 2, 1993 and on December 8, 1993 were $8.75 and $5.75, respectively, and represented the closing price of the Company common stock on the New York Stock Exchange as of the close of business on the day the options were granted, requiring an increase in common stock value before any value would be created by the options.

The Committee believes that the combination of bonuses and grants of stock options is necessary to attract and retain senior management of the caliber to best serve the Company.

                                            Brenton S. Halsey, Chairman
                                            A. Linwood Holton, Jr.
                                            William R. Klaus
                                            Lennox K. Black

Performance Graph

The Performance Graph, which compares the cumulative total shareholder return on the Company's common stock for the five-year period December 31, 1988 through December 31, 1993 with the cumulative total return over the same period of the Standard & Poor's 500 Stock Index and the companies comprising the Dow Jones Coal Index, is omitted and is represented by the following table:

Comparison of Five Year Cumulative Total Return*
                                    <c.                   <c.
                     1989           1990         1991     1992      1993
Company              152            140          139       78        37
S&P 500              132            128          166      179       197
Dow Jones            141            132          132      119       175
Coal Index

*$100 invested on 12/31/88 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Note: The companies comprising the DJ COAL INDEX were Westmoreland Coal Company, Pittston Coal Company, Penn Virginia Corporation, Ashland Coal Company, Addington Resources and Cyprus AMAX Inc.

Transactions with Other Companies

The Company leases coal reserves and land on which the Company has built coal preparation plants and other structures from Penn Virginia Resources Corporation ("PVRC"), a wholly-owned subsidiary of Penn Virginia Corporation, of which Mr. Black is Chairman of the Board and Chief Executive Officer. During 1993 the Company paid royalties under these leases in the amount of $11,699,000. The Company believes that at the time the leases of coal reserves and land were entered into with PVRC, and when certain of their terms were renegotiated, pursuant to the provisions thereof, the leases were on terms fair and reasonable to the Company and no less favorable to the Company than if the leases were from unaffiliated companies.

An affiliate of the Company entered into a partnership agreement with CRW Energy Corporation ("CRW") in 1986. Mr. Charles J. Brown, an executive officer since 1987, is the sole shareholder of CRW. The partnership holds an indirect interest in a Ft. Drum, New York cogeneration project. The Company had also loaned funds to another partnership, of which an affiliate of the Company and CRW were partners. In 1993, the Company and Mr. Brown, on behalf of CRW, agreed that the amount of CRW's portion of the loan was $111,000, and that, beginning in 1994, payments received by CRW as its partnership portion of the cash distributions from the Fort Drum, New York cogeneration project would be remitted to the Company to pay down the outstanding amount due from CRW. The loan is non-interest bearing. As reported in footnote 5 on Page 10, supra, Mr. Brown terminated employment with the Company in April 1994.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based on its review of the copies of such forms received by it, the Company believes that during 1993 all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that 800 shares of common stock sold by Mr. Leisenring's wife in June 1993 were inadvertently not timely reported.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG Peat Marwick were the Company's independent auditors for the year 1993. A representative of that firm will be present at the annual meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

Any proposal submitted by shareholders for inclusion in the Company's proxy statement and proxy for the 1995 annual meeting of shareholders of the Company must be received by the Company at its principal executive offices no later than December 1, 1994 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.
*          *          *

Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the annual meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1993, as filed with the Securities and Exchange Commission. Requests for this Report should be directed to Francis J. Boyle, Senior Vice President, Chief Financial Officer and Treasurer, Westmoreland Coal Company, 700 The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102.


OTHER BUSINESS

The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors.


                                          Philip D. Weinstock
                                          Secretary

Following is the Company's Proxy Card sent to Shareholders:
Westmoreland Coal Company
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting - June 6, 1994

The undersigned hereby constitutes and appoints Pemberton Hutchinson, Christopher K. Seglem and Philip D. Weinstock and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all shares of stock held by the undersigned at the annual meeting of shareholders to be held at Hotel Atop The Bellevue, 19th Floor, The Rose Garden, Broad and Walnut Streets, 1415 Chancellor Court, Philadelphia, Pennsylvania On Monday, June 6, 1994 at 10:00 A.M., and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card.

Election of Directors. Nominees:

Lennox K. Black, Brenton S. Halsey, Pemberton Hutchinson,
William R. Klaus, E.B. Leisenring, Jr., Christopher K. Seglem,
Edwin E. Tuttle.

(x) Please mark your votes as in this example.
This proxy when properly executed by the shareholder will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1.

1. Election of Directors For (  )  Withheld (  )  2. In their discretion, upon
                                                     such other matters
                                                     as may properly
                                                     come before the
                                                     meeting.

For, except vote withheld from the following nominee(s)

________________________________

Receipt of the 1993 Annual Report
And Notice of Meeting and Proxy
Statement Dated April 29, 1994 are
Hereby Acknowledged.

Signature(s) _____________________ Date __________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.